UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G
                               (Amendment No. 1)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               CURON MEDICAL, INC.
               ---------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                   231292 10 3
               ---------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 pages

CUSIP No. 231292 10 3                                                                            Page 2 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         ONSET Enterprise Associates III, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                   (a)
                                                                                         (b)          [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          2,583,589
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        -0-
Person With
                                                     (7)      Sole Dispositive Power     2,583,589

                                                     (8)      Shared Dispositive Power   -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  2,583,589
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  13.16%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                            Page 2 of 14 pages

CUSIP No. 231292 10 3                                                                            Page 3 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         OEA III Management, L.L.C.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)          [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          2,583,589
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        -0-
Person With
                                                     (7)      Sole Dispositive Power     2,583,589

                                                     (8)      Shared Dispositive Power   -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  2,583,589
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  13.16%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                            Page 3 of 14 pages

CUSIP No. 231292 10 3                                                                            Page 4 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         ONSET IV, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)          [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          784,434
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        -0-
Person With
                                                     (7)      Sole Dispositive Power     784,434

                                                     (8)      Shared Dispositive Power   -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  784,434
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  3.99%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                            Page 4 of 14 pages

CUSIP No. 231292 10 3                                                                            Page 5 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         ONSET IV Entrepreneurs, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)          [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          23,366
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        -0-
Person With
                                                     (7)      Sole Dispositive Power     23,366

                                                     (8)      Shared Dispositive Power   -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  23,366
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  .12%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                            Page 5 of 14 pages

CUSIP No. 231292 10 3                                                                            Page 6 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         ONSET IV Management, L.L.C.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)          [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          807,800
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        -0-
Person With
                                                     (7)      Sole Dispositive Power     807,800

                                                     (8)      Shared Dispositive Power   -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  807,800
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  4.12%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                            Page 6 of 14 pages

CUSIP No. 231292 10 3                                                                            Page 7 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         ONSET Venture Services Corporation
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)          [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          84,100
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        -0-
Person With
                                                     (7)      Sole Dispositive Power     84,100

                                                     (8)      Shared Dispositive Power   -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  84,100
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  .43%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                            Page 7 of 14 pages

CUSIP No. 231292 10 3                                                                            Page 8 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Robert F. Kuhling, Jr.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)          [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        3,475,489
Person With
                                                     (7)      Sole Dispositive Power     -0-

                                                     (8)      Shared Dispositive Power   3,475,489

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  3,475,489
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  17.70%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                            Page 8 of 14 pages

CUSIP No. 231292 10 3                                                                            Page 9 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Darlene K. Mann
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)          [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power        -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power      3,391,389
Person With
                                                     (7)      Sole Dispositive Power   -0-

                                                     (8)      Shared Dispositive Power 3,391,389

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  3,391,389
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  17.28%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                            Page 9 of 14 pages

CUSIP No. 231292 10 3                                                                          Page 10 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Terry L. Opdendyk
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)          [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        3,475,489
Person With
                                                     (7)      Sole Dispositive Power     -0-

                                                     (8)      Shared Dispositive Power   3,475,489

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  3,475,489
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  17.70%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                            Page 10 of 14 pages

Item 1.

(a)      Name of Issuer:  Curon Medical, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  735 Palomar Avenue
                  Sunnyvale, California  94085

Item 2.

(a)      Name of Person Filing:

         ONSET Enterprise Associates III, L.P. ("OEAIII")
         OEA III Management, L.L.C. ("OEAIIIM")
         ONSET IV, L.P. ("ONSETIV")
         ONSET IV Entrepreneurs, L.P. ("ONSETIVE")
         ONSET IV Management, L.L.C. ("ONSETIVM")
         ONSET Venture Services Corporation ("OVSC")
         Robert F. Kuhling, Jr. ("RFK")
         Darlene K. Mann ("DKM")
         Terry L. Opdendyk ("TLO")

(b)      Address of Principal Business Office:

         2400 Sand Hill Road, Suite 150
         Menlo Park, California  94025

(c)      Citizenship/Place of Organization:


         Entities:                  OEAIII       -        Delaware
                                    OEAIIIM      -        Delaware
                                    ONSETIV      -        Delaware
                                    ONSETIVE     -        Delaware
                                    ONSETIVM     -        Delaware
                                    OVSC         -        California


         Individuals:               RFK          -        United States
                                    DKM          -        United States
                                    TLO          -        United States


(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:  231292 10 3

Item 3.  Not applicable.

                               Page 11 of 14 pages

Item 4.        Ownership

------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ----------
                     OEAIII     OEAIIIM     ONSETIV    ONSETIVE   ONSETIVM      OSVC        RFK        DKM         TLO
------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ----------
(a)     Beneficial  2,583,589  2,583,589    784,434     23,366     807,800     84,100    3,475,489  3,391,389   3,475,489
        Ownership
------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ----------
(b)     Percentage   13.16%      13.16%      3.99%       .12%       4.12%       .43%      17.70%      17.28%     17.70%
        of Class
------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ----------
(c)     Sole        2,583,589  2,583,589    784,434     23,366     807,800     84,100       -0-        -0-         -0-
        Voting
        Power
------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ----------
        Shared         -0-        -0-         -0-        -0-         -0-        -0-      3,475,489  3,391,389   3,475,489
        Voting
        Power
------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ----------
        Sole        2,583,589  2,583,589    784,434     23,366     807,800     84,100       -0-        -0-         -0-
        Dispositive
        Power
------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ----------
        Shared         -0-        -0-         -0-        -0-         -0-        -0-      3,475,489  3,391,389   3,475,489
        Dispositive
        Power
------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ---------- ----------- ----------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of the  Subsidiary   Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course

                               Page 12 of 14 pages
of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    January  28, 2002


ONSET ENTERPRISE ASSOCIATES III, L.P.     ONSET IV, L.P.
By:      OEA III Management, L.L.C.       By:      ONSET IV Management, L.L.C.
         Its general partner                       Its general partner


By:      /s/Terry L. Opendyk              By:       /s/Terry L. Opendyk
   -----------------------------------       -----------------------------------
         Managing Director                          Managing Director


OEA III MANAGEMENT, L.L.C.                ONSET IV ENTREPRENEURS, L.P.
                                          By:      ONSET IV Management, L.L.C.
                                                    Its general partner


By:      /s/Terry L. Opendyk
   -----------------------------------
         Managing Director                By:       /s/Terry L. Opendyk
                                             -----------------------------------
                                                    Managing Director

ONSET VENTURE SERVICES CORPORATION




By:      /s/Robert F. Kuhling, Jr.
   -----------------------------------
         President


         /s/Robert F. Kuhling, Jr.
--------------------------------------
         Robert F. Kuhling, Jr.


         /s/Darlene K. Mann
--------------------------------------
         Darlene K. Mann


         /s/Terry L. Opendyk
--------------------------------------
         Terry L. Opdendyk




EXHIBITS

A:       Joint Filing Statement

                               Page 13 of 14 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

January  28, 2002

ONSET ENTERPRISE ASSOCIATES III, L.P.     ONSET IV, L.P.
By:      OEA III Management, L.L.C.       By:       ONSET IV Management, L.L.C.
         Its general partner                        Its general partner

By:      /s/Terry L. Opendyk              By:       /s/Terry L. Opendyk
   -----------------------------------       -----------------------------------
         Managing Director                          Managing Director


OEA III MANAGEMENT, L.L.C.                ONSET IV ENTREPRENEURS, L.P.
                                          By:       ONSET IV Management, L.L.C.
                                                    Its general partner


By:      /s/Terry L. Opendyk
   ------------------------------------
         Managing Director                By:       /s/Terry L. Opendyk
                                             -----------------------------------
                                                    Managing Director


ONSET VENTURE SERVICES CORPORATION

By:      /s/Robert F. Kuhling, Jr.
   ------------------------------------
         President


         /s/Robert F. Kuhling, Jr.
---------------------------------------
         Robert F. Kuhling, Jr.


         /s/Darlene K. Mann
---------------------------------------
         Darlene K. Mann


         /s/Terry L. Opendyk
---------------------------------------
         Terry L. Opdendyk

                              Page 14 of 14 pages